                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF BROBECK PHLEGER & HARRISON LLP]

                               February 19, 1998

DoubleClick Inc.
41 Madison Avenue, 32nd Floor
New York, NY 10010

Ladies and Gentlemen:

    We have assisted in the preparation and filing by DoubleCick Inc. (the "Company") of a Registration Statement on Form S-1, filed on February 19, 1998 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Registration Statement"), with the Securities and Exchange Commission, relating to the sale of up to 575,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of the Company. A form of underwriting agreement (the "Underwriting Agreement") is incorporated by reference to the Registration Statement.

    We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" in the related Prospectus and consent to the filing of this opinion as an exhibit thereto.

                                          Very truly yours,
                                          /s/ BROBECK, PHLEGER & HARRISON LLP
                                          BROBECK & PHLEGER & HARRISON LLP